Exhibit 95

Mine Safety Disclosure

Mine or Operating Name/MSHA Identification Number	Section 104 S&S Citations (#)	Section 104(b) Orders (#)	Section 104(d) Citations and Orders (#)	Section 110(b)(2) Violations (#)	Section 107(a) Orders (#)	Total Dollar Value of MSHA Assessments Proposed ($)	Total Number of Mining Related Fatalities (#)	Received Notice of Pattern of Violation Under Section 104(e) (yes/no)	Received Notice of Potential to Have Pattern Under Section 104(e) (yes/no)	Legal Actions Pending as of Last Day of Period (#)	Legal Actions Initiated During Period (#)	Legal Actions Resolved During Period (#)

Center Mine / 3200218	—	—	—	—	—	—	—	No	No	—	—	—

For the quarter ended June 30, 2018, BNI Energy, owner of Center Mine, received one citation under Section 104(a) of the Mine Safety Act, which was not a significant and substantial (S&S) citation; two citations were received for the six months ended June 30, 2018. The total proposed penalty has not yet been assessed with respect to the citation received during the quarter ended June 30, 2018. For the quarter and six months ended June 30, 2018, BNI Energy paid $208 in penalties for citations closed during the period. For the quarter and six months ended June 30, 2018, there were no citations, orders, violations or notices received under Sections 104(b), 104(d), 107(a), 104(e) or 110(b)(2) of the Mine Safety Act and there were no fatalities.